Exhibit 99.1

Company Contact:
Randy Keys, President and CFO
(713) 935-0122
rkeys@evolutionpetroleum.com

FOR IMMEDIATE RELEASE

Evolution Petroleum Announces Financial and Operating Results for
Quarter Ended September 30, 2015

Houston, TX, November 4, 2015 - Evolution Petroleum Corporation (NYSE MKT: EPM) today reported financial and operating highlights for its first quarter of fiscal 2016 ended September 30, 2015 (the “current quarter”), with comparisons to the fourth quarter ended June 30, 2015 (the “prior quarter”) and the quarter ended September 30, 2014 (the ”year-ago quarter”). The results for the year-ago quarter did not include the Company reversionary working interest in the Delhi Field, which became effective November 1, 2014, so most comparisons will focus on sequential results from the prior quarter.
Highlights for the Quarter Ended September 30, 2015

•	Net income increased to $2.9 million, or $0.09 per share, for the quarter.

•
Net production increased to 1,698 net barrels of oil per day (“BOPD”) from the Delhi field, a 2% increase from the prior quarter. Gross production increased to 6,423 BOPD from 6,328 BOPD in the prior quarter.

•
Average realized oil prices were $47 per barrel, down from $59 in the prior quarter, resulting in Delhi revenues of $7.3 million, down from $9.0 million in the prior quarter. Realized hedge gains added $0.9 million, or $5.55 per barrel, which are reported as other income and not as revenues.

•
Net working capital increased to $16.3 million from $14.4 million in the prior quarter on the strength of solid operating results, a $1.5 million refund from the carryback of stock option deductions to prior year's Louisiana state taxes paid and insurance proceeds.

•
We distributed $1.8 million of cash dividends to our common and preferred shareholders in the current quarter and returned $1.0 million of cash to shareholders with the open market repurchases of common stock.

•
Capital spending in the Delhi field was $2.6 million, primarily directed towards the NGL plant. Approximately $18.0 million remains to be expended prior to the plant’s startup, which is scheduled for next summer.

Randy Keys, President and CFO, said: “Despite lower oil prices, we were able to generate very strong earnings of $0.09 per common share in the quarter. We were aided by unrealized hedge gains of $1.1 million (an estimated $0.7 million after tax, or $0.02 per common share) and other income of $1.1 million from insurance proceeds related to the pre-reversion fluid release event (an estimated $0.7 million after tax, or $0.02 per common share.) Without the benefit of these items, net income would have been $0.05 per common share. Our hedging program has been very beneficial in this price environment as we realized derivative gains of $0.9 million in the quarter. Work on the Delhi NGL plant is continuing and it is scheduled to be online in the summer of 2016. The NGL plant is expected to significantly increase liquid production volumes from the field, provide substantial volumes of methane to power field operations and enhance the efficiency and output of the CO2 flood. Importantly, we have seen operating costs in the Delhi Field decline to $16.37 per barrel, as the operator's cost control efforts continue to show positive results. Our strong balance sheet and working capital position of $16.3 million continue to serve us well."
Robert Herlin, Chairman and CEO, added: “Unlike the majority of our peers, we remain in excellent financial condition and posted net income and earnings per share for the quarter, above expectations, and ended the quarter free of debt. We believe our financial strength gives us the flexibility to take advantage of opportunities that may come our way in this environment, while maintaining our cash dividend to common shareholders. Looking to the future, we are positive about the prospects for the Company, including our ability to continue our growth plan, create long-term value and return increasing amounts of cash to shareholders.”

Delhi Field Operations
Financial results for the Delhi Field were positively impacted by increased production levels, which offset the lower oil prices in the current quarter. Net production increased to 1,698 BOPD from 1,673 BOPD in the prior quarter, while average prices dropped from $59 per barrel to $47. Our realized hedge gains added the equivalent of $5.55 per barrel to this lower oil price. We had previously hedged 1,100 BOPD, an estimated two-thirds of our production, at a West Texas Intermediate ("WTI") average floor price of $55 per barrel for the six month period ending December 31, 2015. In early October, the Company entered into a fixed price swap contracts for 1,100 BOPD at a WTI price of $51.45 per barrel, for the three month period ending March 31, 2016. In addition to the WTI price on our hedged volumes, we continue to receive a market price premium for our Delhi production, which is sold as Louisiana Light Sweet ("LLS").
Field operating expenses were $16.37 per barrel of oil equivalent (“BOE”), below previous levels, resulting primarily from lower purchased CO2 costs and other operating cost savings. In the current quarter, our net share of lease operating expenses was approximately $2.6 million, of which $1.4 million was related to CO2 purchases and transportation expenses. Total CO2 costs (net) were down 22% from the prior quarter as a result of both lower oil prices and lower purchased CO2 volumes. Our purchased CO2 costs are directly indexed to realized oil prices received at Delhi.
As of September 30, 2015, we have incurred approximately $6.6 million of cumulative capital costs for the NGL plant, out of a total estimated commitment of $24.6 million. We expect the remaining obligation of $18.0 million will be incurred over the next nine to twelve months prior to completion, which is scheduled for the summer of 2016. The expenditures during calendar 2015, which were estimated to be approximately $14.0 to $15.0 million, are primarily related to engineering, procurement and off-site fabrication of major components of the plant. Installation in the field is expected to commence in the first quarter of calendar 2016.

Gas Assisted Rod Pump (GARP®) Services
During the current quarter, we completed a GARP® installation in the Eagle Ford play for a new third-party customer. Subsequent to the end of the quarter, we completed an installation for another new customer in the Barnett Shale. Initial results for both installations look promising. The earlier installation for a customer in the Permian Basin was recently removed due to unrelated production difficulties. Despite the challenging market environment and overall industry conditions, we are diligently working to advance the adoption of the technology and are pleased to have completed these new installations for large operators in new basins. We are also reviewing the best options for accelerating commercial development.
Liquidity and Capital Resources
At September 30, 2015, the Company had total liquidity of $21.3 million, which includes $16.3 million of working capital and $5.0 million of availability under our unsecured revolving credit facility. As of September 30, 2015, the Company remained debt-free. We believe that current liquidity combined with expected operating cash flows will be sufficient to fund the Company's expected capital requirements for the fiscal year ended June 30, 2016 and allow us to continue our common stock dividend program. At the present time, we do not have any committed capital spending obligations beyond the current fiscal year.

Other Matters
In late September 2015, we received a $1.5 million refund of cash taxes paid to the State of Louisiana during the three years ended June 30, 2014. The refund of taxes resulted from the carryback of income tax losses which arose from the exercise of stock options and incentive warrants in November 2013. For financial reporting purposes, this benefit does not affect our provision for income taxes, but is instead recorded as an increase in additional-paid-in-capital.
In mid-October, in the case of John C. McCarthy, et al versus Evolution Petroleum Corp, et al, related to our purchase of royalty interests in the Delhi Field in 2006, the Supreme Court of Louisiana overturned the appellate court and reinstated the district court's decision to dismiss the case with prejudice.
Expected Tax Treatment of Dividends
For the fiscal year ended June 30, 2015, 100% of cash dividends on preferred shares were treated as qualified dividend income. Approximately 86% of cash dividends on common shares were treated as a return of capital to our stockholders and the remainder of 14% was treated as qualified dividend income. Based on our current projections for the fiscal year ending June 30, 2016, we expect 100% of preferred and common dividends to be treated as qualified dividend income.
Conference Call
As previously announced, Evolution Petroleum will host a conference call on Thursday, November 5, 2015 at 11:00 a.m. Eastern (10:00 a.m. Central) to discuss results. To access the call, please dial 1-855-327-6837 (U.S. and Canada) and 1-631-891-4304 (International). To listen live or hear a rebroadcast, please go to http://www.evolutionpetroleum.com. A replay will be available one hour after the end of the conference call through November 12, 2015 by calling 1-877-870-5176 (U.S.) or 1-858-384-5517 (Canada and International) and providing the replay pin passcode of 116874. The webcast will also be available on the Company’s website.

About Evolution Petroleum
Evolution Petroleum Corporation develops petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States. Principal assets include interests in a CO2-EOR project in Louisiana's Delhi Field and a patented technology designed to extend the life and increase ultimate recoveries of depletion drive oil and gas wells. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.evolutionpetroleum.com. Additional information regarding GARP® is available on the www.garplift.com website.
Cautionary Statement
All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues, income, cash flows, dividends and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Many factors could cause actual results to differ materially from those included in the forward-looking statements.

Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended September 30,
	2015	2014
Revenues
Delhi field	$7,296,386	$3,868,602
Artificial lift technology	83,020	115,856
Other properties	—	20,369
Total revenues	7,379,406	4,004,827
Operating costs
Production costs - Delhi field	2,557,887	—
Production costs - artificial lift technology	59,514	197,360
Production costs - other properties	1,046	88,022
Depreciation, depletion and amortization	1,218,273	369,350
Accretion of discount on asset retirement obligations	11,343	4,636
General and administrative expenses *	1,684,845	1,504,593
Total operating costs	5,532,908	2,163,961
Income from operations	1,846,498	1,840,866
Other
Gain on settled derivative instruments, net	866,427	—
Gain on unsettled derivative instruments, net	1,071,962	—
Delhi field insurance recovery related to pre-reversion event	1,074,957	—
Interest income	5,812	12,763
Interest (expense)	(18,460)	(18,460)
Income before income taxes	4,847,196	1,835,169
Income tax provision	1,754,969	706,159
Net income attributable to the Company	$3,092,227	$1,129,010
Dividends on preferred stock	168,575	168,575
Net income available to common stockholders	$2,923,652	$960,435
Earnings per common share
Basic	$0.09	$0.03
Diluted	$0.09	$0.03
Weighted average number of common shares
Basic	32,718,244	32,682,401
Diluted	32,774,176	32,826,250

* General and administrative expenses for the three months ended September 30, 2015 and 2014 included non-cash stock-based compensation expense of $218,115 and $243,337, respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	September 30, 2015	June 30, 2015
Assets
Current assets
Cash and cash equivalents	$16,317,191	$20,118,757
Receivables	2,679,511	3,122,473
Deferred tax asset	—	82,414
Derivative assets, net	961,988	—
Prepaid expenses and other current assets	321,589	369,404
Total current assets	20,280,279	23,693,048
Oil and natural gas property and equipment, net (full-cost method of accounting)	46,605,308	45,186,886
Other property and equipment, net	252,707	276,756
Total property and equipment	46,858,015	45,463,642
Other assets	574,718	726,037
Total assets	$67,713,012	$69,882,727
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,659,490	$8,173,878
Accrued liabilities and other	581,271	855,373
Derivative liabilities, net	—	109,974
Deferred income taxes	244,662	—
State and federal income taxes payable	533,736	190,032
Total current liabilities	4,019,159	9,329,257
Long term liabilities
Deferred income taxes	10,902,907	11,242,551
Asset retirement obligations	727,110	715,767
Deferred rent	—	18,575
Total liabilities	15,649,176	21,306,150
Commitments and contingencies (Note 16)
Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized:8.5% Series A Cumulative Preferred Stock, 1,000,000 shares designated, 317,319 shares issued and outstanding at September 30, 2015 and June 30, 2015 with a liquidation preference of $7,932,975 ($25.00 per share)	317	317
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 32,670,342 shares and 32,615,646 as of September 30, 2015 and June 30, 2015, respectively	32,670	32,845
Additional paid-in capital	39,040,774	36,847,289
Retained earnings	12,990,075	11,696,126
Total stockholders’ equity	52,063,836	48,576,577
Total liabilities and stockholders’ equity	$67,713,012	$69,882,727

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,
	2015	2014
Cash flows from operating activities
Net income attributable to the Company	$3,092,227	$1,129,010
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,230,432	381,509
Stock-based compensation	218,115	243,337
Accretion of discount on asset retirement obligations	11,343	4,636
Settlements of asset retirement obligations	—	(226,008)
Deferred income taxes	(12,568)	124,603
Deferred rent	—	(4,286)
(Gain) on derivative instruments, net	(1,938,389)	—
Write-off of deferred loan costs	50,414	—
Changes in operating assets and liabilities:
Receivables from oil and natural gas sales	809,573	188,024
Receivables other	(51,956)	(22,458)
Prepaid expenses and other current assets	47,815	114,747
Accounts payable and accrued expenses	(1,563,847)	(1,345,875)
Income taxes payable	343,704	44,173
Net cash provided by operating activities	2,236,863	631,412
Cash flows from investing activities
Derivative settlements received	551,772	—
Capital expenditures for oil and natural gas properties	(6,571,757)	(1,136)
Capital expenditures for other property and equipment	—	(156,798)
Other assets	(23,802)	(55,046)
Net cash used in investing activities	(6,043,787)	(212,980)
Cash flows from financing activities
Cash dividends to preferred stockholders	(168,575)	(168,575)
Cash dividends to common stockholders	(1,629,703)	(3,279,341)
Acquisition of treasury stock	(1,175,920)	(55,452)
Tax benefits related to stock-based compensation	2,980,832	537,282
Deferred loan costs	(1,276)	(24,716)
Net cash provided by (used) in financing activities	5,358	(2,990,802)
Net decrease in cash and cash equivalents	(3,801,566)	(2,572,370)
Cash and cash equivalents, beginning of period	20,118,757	23,940,514
Cash and cash equivalents, end of period	$16,317,191	$21,368,144

Supplemental disclosures of cash flow information:	Three Months Ended September 30,
	2015	2014
Louisiana carryback income tax refund and related interest received	$1,556,999	$—
Non-cash transactions:
Change in accounts payable used to acquire property and equipment	(4,072,935)	(31,806)
Deferred loan costs reclassified to oil and gas property cost	108,472	—
Change in accrued purchases of treasury stock	(170,283)	—

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	September 30, 2015	June 30, 2015	Variance	Variance %
Delhi field:
Crude oil revenues	$7,296,386	$9,020,340	$(1,723,954)	(19.1)%
Crude oil volumes (Bbl)	156,236	152,272	3,964	2.6%
Average price per Bbl	$46.70	$59.24	$(12.54)	(21.2)%

Delhi field production costs	$2,557,887	$2,765,511	$(207,624)	(7.5)%
Delhi field production costs per BOE	$16.37	$18.16	$(1.79)	(9.9)%

Artificial lift technology:
Crude oil revenues	$29,427	$40,655	$(11,228)	(27.6)%
NGL revenues	1,050	1,873	(823)	(43.9)%
Natural gas revenues	704	814	(110)	(13.5)%
Service revenue	51,839	—	51,839	—%
Total revenues	$83,020	$43,342	$39,678	91.5%

Crude oil volumes (Bbl)	680	732	(52)	(7.1)%
NGL volumes (Bbl)	82	107	(25)	(23.4)%
Natural gas volumes (Mcf)	307	394	(87)	(22.1)%
Equivalent volumes (BOE)	813	905	(92)	(10.2)%

Crude oil price per Bbl	$43.28	$55.54	$(12.26)	(22.1)%
NGL price per Bbl	12.80	17.50	(4.70)	(26.9)%
Natural gas price per Mcf	$2.29	2.07	0.22	10.6%
Equivalent price per BOE	$38.35	$47.89	$(9.54)	(19.9)%

Artificial lift production costs (a)	$59,514	$86,983	$(27,469)	(31.6)%
Artificial lift production costs per BOE	$73.20	$96.11	$(22.91)	(23.8)%

Other properties:
Revenues	$—	$—	$—	—%
Equivalent volumes (BOE)	—	—	—	—%
Equivalent price per BOE	$—	$—	$—	—%

Production costs	$1,046	$(2,563)	$3,609	(140.8)%
Production costs per BOE	$—	$—	$—	—%

Combined:
Oil and gas DD&A (b)	$1,188,872	$1,159,550	$29,322	2.5%
Oil and gas DD&A per BOE	$7.57	$7.57	$—	—%

(a) Includes workover costs of approximately $9,901 and $36,350, for the three months ended September 30 and June 30, 2015, respectively, that were primarily utilized to restore production in the Appelt #1H and Selected Lands #2 wells.

(b) Excludes depreciation of artificial lift technology equipment, office equipment, furniture and fixtures, and other assets of $29,401 and $30,577, for the three months ended September 30 and June 30, 2015, respectively.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended September 30,
	2015	2014	Variance	Variance %
Delhi field:
Crude oil revenues	$7,296,386	$3,868,602	$3,427,784	88.6%
Crude oil volumes (Bbl)	156,236	39,094	117,142	299.6%
Average price per Bbl	$46.70	$98.96	$(52.26)	(52.8)%

Delhi field production costs	$2,557,887	$—	$2,557,887	—%
Delhi field production costs per BOE	$16.37	$—	$16.37	—%

Artificial lift technology:
Crude oil revenues	$29,427	$74,980	$(45,553)	(60.8)%
NGL revenues	1,050	22,227	(21,177)	(95.3)%
Natural gas revenues	704	15,552	(14,848)	(95.5)%
Service revenues	51,839	3,097	48,742	1,573.8%
Total revenues	$83,020	$115,856	$(32,836)	(28.3)%

Crude oil volumes (Bbl)	680	772	(92)	(11.9)%
NGL volumes (Bbl)	82	744	(662)	(89.0)%
Natural gas volumes (Mcf)	307	4,439	(4,132)	(93.1)%
Equivalent volumes (BOE)	813	2,256	(1,443)	(64.0)%

Crude oil price per Bbl	$43.28	$97.12	$(53.84)	(55.4)%
NGL price per Bbl	12.80	29.88	(17.08)	(57.2)%
Natural gas price per Mcf	$2.29	3.50	(1.21)	(34.6)%
Equivalent price per BOE	$38.35	$49.98	$(11.63)	(23.3)%

Artificial lift production costs (a)	$59,514	$197,360	$(137,846)	(69.8)%
Artificial lift production costs per BOE	$73.20	$87.48	$(14.28)	(16.3)%

Other properties:
Revenues	$—	$20,369	$(20,369)	(100.0)%
Equivalent volumes (BOE)	—	285	(285)	(100.0)%
Equivalent price per BOE	$—	$71.47	$(71.47)	(100.0)%

Production costs	$1,046	$88,022	$(86,976)	(98.8)%
Production costs per BOE	$—	$308.85	$(308.85)	(100.0)%

Combined:
Oil and gas DD&A (b)	$1,188,872	$260,160	$928,712	357.0%
Oil and gas DD&A per BOE	$7.57	$6.25	$1.32	21.1%

(a) Includes workover costs of approximately $9,901 and $149,000, for the three months ended September 30, 2015 and 2014, respectively, that were primarily utilized to restore production in the Appelt #1H and Selected Lands #2 wells.

(b) Excludes depreciation of artificial lift technology equipment, office equipment, furniture and fixtures, and other assets of $29,401 and $109,190, for the three months ended September 30, 2015 and 2014, respectively.